Statistic

PHYSICAL STATISTICS
	IQ	IIQ	IIIQ	IVQ	IQ
	2006	2006	2006	2006	2007

Total lines in service at the end of period	2,418,073	2,338,444	2,235,686	2,215,629	2,185,041
Average number of lines in service (quarterly)	2,427,188	2,383,563	2,292,203	2,223,791	2,196,788
Flexible plans (number of lines)	1,149,483	1,215,721	1,266,261	1,324,597	1,364,659
Number of lines installed (1)	3,015,516	3,017,825	3,018,744	3,021,487	3,020,434
Public telephones in service at end of period	23,465	22,698	22,901	22,295	22,295
Effective minutes of local traffic measured by second (million)	2,550	2,552	2,375	2,167	2,113
DLD traffic of 188 Telefónica Mundo + Globus 120 (thousands of minutes)	144,003	133,179	134,255	130,704	134,335
Outgoing ILD traffic of 188 Telefónica Mundo +Globus 120 (thousands of minutes)	17,350	16,560	16,483	17,730	18,038
Access charge traffic (thousands of minutes)	790,043	749,694	717,092	675,766	650,837
Number of lines connected	97,695	87,421	93,065	105,822	100,999
Number of CTC's employees (end of period) (2)	2,724	2,762	2,842	2,973	3,109
Number of subsidiaries' employees (end of period) (2)	822	676	677	687	770
TV customers (end of period)	-	10,423	52,380	94,209	129,062
ADSL connections (end of period)	356,986	419,040	464,764	495,479	527,057
(1) Includes circuits and ISDN lines in order to indicate the real capacity of the network.
(2) It is included the permanent personnel plus personnel with fixed term contracts. During 1Q07 240 people were hired, who had previously been considered external contractors.

ANNUAL VARIATION
	IQ	IIQ	IIIQ	IVQ	IQ
	2006	2006	2006	2006	2007

Total lines in service at the end of period	-0.8%	-4.8%	-9.7%	-9.2%	-9.6%
Average number of lines in service (quaterly)	-0.2%	-2.6%	-7.1%	-9.6%	-9.5%
Flexible plans (number of lines)	57.0%	43.7%	31.3%	25.6%	29.4%
Numbers of lines installed	-1.1%	-0.7%	0.0%	0.5%	0.2%
Public telephones in service at the end of period	-16.2%	-15.9%	-10.5%	-7.7%	-5.0%
Effective minutes of traffic measured by second (million)	-14.1%	-17.8%	-21.7%	-25.4%	-17.1%
DLD traffic of 188 Telefónica Mundo + Globus 120 (thousands of minutes)	-6.1%	-14.2%	-10.1%	-9.0%	-6.7%
Outgoing ILD traffic of 188 Telefónica Mundo +Globus 120 (thousands of minutes)	11.0%	-2.4%	-1.2%	8.8%	4.0%
Access charge traffic (thousands of minutes)	-15.5%	-20.4%	-17.3%	-18.9%	-17.6%
Number of lines connected	10.0%	-9.5%	3.9%	27.3%	3.4%
Number of CTC's employees (end of period)	-5.3%	-5.2%	-3.5%	1.0%	14.1%
Number of subsidiaries' employees (end of period)	-15.4%	-31.4%	-30.5%	-28.8%	-6.3%
TV Customers (end of period)	-	-	-	-	-
ADSL connections (end of period)	60.9%	69.3%	73.2%	57.7%	47.6%

Última actualización 25/04/07
Por Telefónica Chile